EXHIBIT 15.2











August 14, 1996




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:      ICN Pharmaceuticals, Inc.
         Registration on Amendment No. 1 to Form S-3 (File No. 333-08179)

         We are aware that our report dated July 30, 1996, on our review of interim financial information of ICN Pharmaceuticals, Inc. for the three and six month periods ended June 30, 1996 and included in the Company's quarterly report on Form 10-Q for the period then ended is incorporated by reference in the Registration on Amendment No. 1 to Form S-3 (File No. 333-08179). Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.


Coopers & Lybrand L.L.P.